Exhibit 99.1

Oncothyreon Announces Appointment of Ted W. Love, M.D. to

Board of Directors

SEATTLE, WASHINGTON, September 6, 2013/PRNewswire/—Oncothyreon Inc. (NASDAQ: ONTY) today announced the appointment of Ted W. Love, M.D., to its board of directors.

“We are pleased to welcome Dr. Love, with his extensive experience in drug development, operations and corporate governance, to our board of directors,” said Robert L. Kirkman, M.D., President and Chief Executive Officer of Oncothyreon.

Dr. Love served as Executive Vice President and Head of Research and Development and Technical Operations at Onyx Pharmaceuticals, Inc., from February 2010 to August 2012. From 2001 to January 2009, Dr. Love served as Chairman and Chief Executive Officer of Nuvelo, Inc. Dr. Love joined Nuvelo from Theravance, Inc., where he served as Senior Vice President of Development from 1998 to 2001. Previously, he spent six years at Genentech, Inc., where he held a number of senior management positions in medical affairs and product development and served as chairman of Genentech’s Product Development Committee. Dr. Love also serves as a member of the boards of directors of biopharmaceutical companies Santarus, Inc., Amicus, Inc., and Kalobios, Inc. Until April 2012, he served on the California Independent Citizens’ Oversight Committee. Dr. Love earned his Bachelor of Science in molecular biology from Haverford College and his M.D. from Yale Medical School.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com